EXHIBIT 12.2

TANGER PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges and Preferred Unit Distributions
(in thousands, except ratios)

		12 Months Ended December 31,
	2010	2009	2008	2007	2006
Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures and discontinued operations (1)	$38,806	$74,221	$28,729	$28,535	$26,775
Add:
Distributed income of unconsolidated joint ventures	653	660	2,366	1,706	906
Amortization of capitalized interest	492	474	465	413	360
Interest expense	41,789	37,684	49,628	42,599	40,793
Portion of rent expense - interest factor	1,753	1,743	1,168	1,078	986
Total earnings	83,493	114,782	82,356	74,331	69,820

Fixed charges:
Interest expense	41,789	37,684	49,628	42,599	40,793
Capitalized interest and capitalized amortization of debt issue costs	1,527	310	1,811	1,857	2,327
Portion of rent expense - interest factor	1,753	1,743	1,168	1,078	986
Total fixed charges	$45,069	$39,737	$52,607	$45,534	$44,106

Ratio of earnings to fixed charges	1.9	2.9	1.6	1.6	1.6

Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures and discontinued operations (1)	$38,806	$74,221	$28,729	$28,535	$26,775
Add:
Distributed income of unconsolidated joint ventures	653	660	2,366	1,706	906
Amortization of capitalized interest	492	474	465	413	360
Interest expense	41,789	37,684	49,628	42,599	40,793
Portion of rent expense - interest factor	1,753	1,743	1,168	1,078	986
Total earnings	83,493	114,782	82,356	74,331	69,820

Fixed charges and preferred unit distributions:
Interest expense	41,789	37,684	49,628	42,599	40,793
Capitalized interest and capitalized amortization of debt issue costs	1,527	310	1,811	1,857	2,327
Portion of rent expense - interest factor	1,753	1,743	1,168	1,078	986
Preferred unit distributions	5,297	5,625	5,625	5,625	5,433

Total combined fixed charges and preferred unit distributions	$50,366	$45,362	$58,232	$51,159	$49,539

Ratio of earnings to combined fixed charges and preferred unit distributions	1.7	2.5	1.4	1.5	1.4

(1) The year ended December 31, 2010 includes a loss on termination of derivatives of $6.1 million.

(2) The year ended December 31, 2009 includes a $10.5 million gain on early extinguishment of debt from an exchange offer of common shares for convertible debt and a $31.5 million gain on acquisition of previously held unconsolidated joint venture interest.

(3) The year ended December 31, 2008 includes a loss on termination of derivatives of $8.9 million.